Origin Materials, Inc. Reports Operating and Financial Results for Fourth Quarter and Full Year 2025

WEST SACRAMENTO, CA., March 27, 2026 – Origin Materials, Inc. ("Origin," "Origin Materials," or the "Company") (Nasdaq: ORGN, ORGNW), a technology company with a mission to enable the world’s transition to sustainable materials, today announced financial results for its fourth quarter and full year ended December 31, 2025.

Commentary from John Bissell, Origin CEO:

"Last year was a challenging one for Origin that also brought meaningful progress. Our commercialization journey has taken longer than we initially anticipated, which has had a negative impact on our stock price. However, this month we delivered the latest iteration of Origin PET caps to multiple world-class beverage brands – with approximately thirty key prospects in our pipeline receiving and evaluating our latest design. The new cap design incorporates feedback from household-name beverage brands. Origin’s internal testing of these caps demonstrates marked improvement in seal performance and impact resistance in a single design, meeting industry benchmarks for pressurized water applications on key test metrics, such as ball impact and heated stress testing. Customer qualification processes for these new caps are now underway, and we anticipate related customer announcements, pending the completion of successful qualifications, with timelines varying depending on customer requirements."

"To strengthen our financial position, in November 2025 we announced a convertible debt facility with an initial tranche of $15 million in cash, with the option to raise additional capital up to $90 million total. We also announced the execution of a non-binding term sheet for $20 million of equipment financing. To date, however, due to the significant decline in our stock price since securing the convertible debt facility, we have been able to make only limited use of the equity feature of this facility to service the outstanding debt at reasonable conversion values, which we had intended to do in order to preserve our cash for operations. Servicing the outstanding debt with cash has had, and will continue to have, an adverse impact on our liquidity. Also, at recent stock price levels, we do not meet the minimum equity requirements for additional capital draws from this facility. Further, the aforementioned non-binding term sheet did not progress to a definitive agreement because the lender made material reductions to the valuation assumptions underlying the debt financing. As a result, absent near-term financing and reductions in operating expenses including reductions in force to extend our planned operations, we currently estimate that our existing cash and cash equivalents will allow us to continue our planned operations into the third quarter of 2026. Therefore, we continue to actively source equipment financing and are currently engaged with multiple prospects. In addition, we are intensifying our focus on potential strategic arrangements that we believe could help accelerate value creation from our technology for the benefit of our shareholders, including a potential business combination, equity and debt financing, divestiture of assets, technology licensing, and other arrangements."

"Despite challenging business conditions and customer adoption timelines longer than we initially anticipated, our prospective customers remain interested and engaged. These companies consume billions of caps per year and the latest cap designs, reflecting modifications which our customers requested, are now in their hands undergoing testing. For those new to Origin, our technology platform produces what we believe are the only commercially scalable PET bottlecaps, as opposed to the HDPE and polypropylene caps which today dominate the over $65 billion closures market. Our platform excels in seven areas: recyclability, oxygen and CO2 barrier (enabling longer shelf-life), closure diameter (enabling more economic large formats), thickness (enabling lighter weight), rigidity (premium feel), use of recycled content, and optical clarity."

Company Fourth Quarter and Recent Business Highlights

•Our strategic review with RBC Capital Markets, announced in our Q2 2025 earnings release, is progressing well with productive engagement from potential counterparties. We are intensifying our focus on potential strategic arrangements that we believe could help accelerate value creation from our technology for the benefit of our shareholders.
•Financing. We continue to actively source equipment financing and are currently engaged with multiple prospects. In addition, in connection with our strategic review process, we are in discussion with multiple parties and capital infusions are within the scope of those discussions. Overall, we believe our path to maximizing shareholder value will be a combination of successful new capital sourcing, monetization of current assets, and continued cost containment measures, and we look forward sharing updates as appropriate.
•Prospective customers are actively engaged in qualifying Origin PET caps. During Q1 2026, Origin delivered PET caps suitable for pressurized water applications to multiple marquee global beverage brands, with approximately thirty customers receiving and evaluating our latest cap iteration, to continue acceptance testing.
•In August 2025, the first products with Origin PET caps went onto store shelves in California, a milestone for PET cap market acceptance.
•Developed distribution network for PET caps. In March 2026, Origin announced HP Embalagens as strategic distributor for sustainable PET bottlecaps. HP Embalagens is a major Brazilian packaging company serving world-renowned brands such as Nestlé, Ferrero Rocher,

Natura, and Johnson & Johnson. The relationship complements Origin’s strategic partnerships with Berlin Packaging and Matrix Bottling Group, announced in August 2025 and February 2026, respectively, and supports Origin’s ability to access markets and distribute PET caps globally.
•For PET cap production capacity, Origin’s CapFormer line build-out in 2026 entails six lines, already fully procured and projected to be installed by end of year.
•Updated guidance. Because of the additional time we have spent and anticipate spending on design iteration and customer qualification, reflective of customer feedback received in the past quarter, and because of our increased understanding of the bespoke design requirements of key market players, we no longer project achieving Adjusted EBITDA run-rate breakeven prior to 2028, updated from our previous projection of 2027. Further, this update reflects what we expect will be a more gradual commercialization process, likely characterized by multiple smaller product launches in series, rather than a single launch consuming all of Origin’s PET cap production.
•This is the first time in decades a truly new pressurized cap has been introduced into this beverage space and, while Origin has already overcome substantial technical obstacles, we expect to continue customer-driven product qualification and optimization on the way to adoption.
•Acquisition of premium water customers is expected to continue throughout 2026.

Results for Fourth Quarter and Full Year 2025
Cash, cash equivalents, and marketable securities were $53.5 million as of December 31, 2025.

The net accounts receivable balance of $13.0 million at December 31, 2025, is comprised of receivables associated with the Company’s legacy supply chain activation program being wound down in 2025. Concurrent with the wind-down of the supply chain activation program, we expect to collect all related net receivables in due course, resulting in a significant source of cash.

Additionally, as of December 31, 2025, the Company had $9.1 million of land held for sale in Geismar, Louisiana. We are actively seeking the sale of this land which would result in an additional significant source of cash.

As of December 31, 2025, the Company had $15.0 million in convertible debt outstanding.

Revenue for the fourth quarter was $3.0 million compared to $9.2 million in the prior-year period, due to the planned reduction in the Company’s supply chain activation program.

Revenue for the full year was $18.9 million compared to $31.3 million in the prior full year, due to the planned reduction in the Company’s supply chain activation program.

Operating expenses for the fourth quarter were $194.7 million compared to $16.2 million in the prior-year period, an increase of $178.4 million primarily due to an increase in non-cash impairment of assets expense of $178.8 million. Concurrent with the decision to cease further investment in our furanics platform, we evaluated the Origin 1 and Origin 2 assets to estimate their current fair market value, which resulted in the recognition of a $165.9 million impairment of assets expense.

Full year 2025 operating expenses were $259.6 million compared to $85.3 million in the prior full year, an increase of $174.4 million driven primarily by the non-cash impairment expense of $178.8 million recognized in the fourth quarter of 2025.

Net loss was $194.1 million for the fourth quarter compared to $13.5 million in the prior-year period, an increase of $180.6 million primarily due to the $165.9 million non-cash impairment of assets expense related to the fair market evaluation of the furanics assets. Full year 2025 net loss was $249.7 million compared to net loss of $83.7 million in the prior full year.

Adjusted EBITDA loss was $10.8 million for the fourth quarter compared to $10.5 million in the prior-year period. Full year Adjusted EBITDA loss was $43.4 million compared to $48.4 million in the prior year period.

Shares outstanding as of December 31, 2025 were 5.2 million, adjusted for the one-for-thirty reverse stock split effected in March 2026.

For a reconciliation of non-GAAP figures to the applicable GAAP figures, please see the table captioned ‘Reconciliation of GAAP and Non-GAAP Results' set forth at the end of this press release. We have not reconciled our guidance for non-GAAP run-rate Adjusted EBITDA to GAAP due to the uncertainty and potential variability of reconciling items such as stock-based compensation. As a result, a reconciliation is not available without unreasonable effort and we are unable to address the probable significance of the unavailable information.

Webcast and Conference Call Information
Company management will host a webcast and conference call on March 27, 2026, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.originmaterials.com/.

The conference call can be accessed live over the phone by dialing +1-844-676-8020 (domestic) or +1-412-634-6957 (international). A telephonic replay will be available approximately three hours after the call by dialing 1-844-512-2921, or for international callers, +1-412-317-6671. The conference ID for the live call and pin number for the replay is 10206659. The replay will be available until 11:59 p.m. Eastern Time on April 10, 2026.

About Origin Materials, Inc.
Origin is a technology company with a mission to enable the world’s transition to sustainable materials. Our innovations include PET caps and closures that bring recycling circularity and enhanced performance to a ~$65 billion market. For more information, visit www.originmaterials.com.

Contacts
Origin Materials
Investors:
ir@originmaterials.com

Media:
media@originmaterials.com

Non-GAAP Financial Information
To supplement the Company’s financial results presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), the Company also uses non-GAAP financial measures, including Adjusted EBITDA, as supplemental measures to review and assess the Company’s operating performance. Adjusted EBITDA is defined as net loss adjusted for (i) stock-based compensation, (ii) depreciation and amortization, (iii) impairment of assets, (iv) investment income, (v) interest expenses, (vi) change in fair value of derivatives, (vii) change in fair value of common stock warrants liability, (viii) change in fair value of earnout liability, (ix) change in fair value of convertible notes, (x) other expenses, net, (xi) income tax provision and (xii) cash severance.
The Company believes that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that the Company does not expect to continue at the same level in the future, as well as other items that are not core to the Company’s operations. Further, the Company believes Adjusted EBITDA provides a meaningful measure of operating profitability because the Company uses it for evaluating the Company’s business performance, making budgeting decisions, and comparing performance against that of other peer companies using similar measures.

Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider them in isolation. In addition, calculations of this non-GAAP financial information may be different from calculations used by other companies, and therefore comparability may be limited.

The Company mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.

For more information on Adjusted EBITDA, please see the table captioned “Reconciliation of GAAP and Non-GAAP Results” set forth at the end of this press release.

Cautionary Note on Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “project,” “potential,” “seem,” “seek,” “target,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Origin’s ability to continue to fund its planned operations into the third quarter of 2026 and ability to extend its planned operations beyond the third quarter of 2026; Origin’s business strategy, commercial, operating, and product development plans and announcements of such plans, anticipated customer demand, the impact of tariffs on our business, revenue potential, the projection that Origin will achieve breakeven run-rate Adjusted EBITDA results in 2028, pace and anticipated timing of bringing Origin’s CapFormer lines online and anticipated revenue generated from such systems, the impact of anticipated improvements to Origin’s CapFormer lines, ability of Origin’s products to complete customer qualification on time or at all, anticipated timing of commercializing Origin’s products and delivering those products to customers, estimated total addressable market, anticipated benefits of and demand for Origin’s potential products, ability to convert potential customer interest into revenue, expectations about Origin’s future financing arrangements, including Origin’s ability to enter into financing arrangements on favorable terms, the outcome of Origin’s evaluation of strategic alternatives and the ability of such strategic alternatives to enhance shareholder value, access to manufacturing capacity, marketing and distribution capabilities, or strategic capital, or address the gap between indicated product demand and production capacity, anticipated growth and projected financial information. From time to time, the Company discloses approximate levels of customer demand based on information received from current and potential customers as to amounts of product they wish to purchase at a certain price over a certain term in the future. The Company does not discount such indications of customer demand by the likelihood of their conversion to actual revenue or the time until such conversion. Some customers may overstate the amount of product they wish to purchase and one should not assume that demand figures disclosed by the Company will necessarily translate into comparable levels of revenue. The forward-looking statements are based on various assumptions, whether or not identified in this press release, and on the current plans, objectives, estimates, expectations, and intentions of the management of Origin and are not predictions of actual performance and inherently involve significant risks and uncertainties. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Origin. These forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the fact that Origin may be unable to successfully commercialize its products; the effects of competition, tariffs, and other trade restrictions on Origin’s business; the uncertainty of the projected financial information with respect to Origin, particularly given the rapidly changing tariff landscape; disruptions and other impacts to Origin’s business. Other factors that could adversely affect the Company’s operations include those discussed in Origin’s Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) on March 30, 2026 under the heading “Risk Factors,” and other documents Origin has filed, or will file, with the SEC. These filings, when available, are available on the investor relations section of our website at investors.originmaterials.com and on the SEC’s website at www.sec.gov. If any of these risks materialize or Origin’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Origin does not presently know or currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Origin undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required under applicable law. These forward-looking statements should not be relied upon as representing Origin’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$32,923	$56,307
Marketable securities	20,545	46,613
Accounts receivable net of allowance for credit losses of $828 and $1,230, respectively	13,049	19,179
Other receivables	2,101	2,526
Inventory	684	866
Prepaid expenses and other current assets	2,448	2,401
Land held for sale	9,126	11,282
Total current assets	80,876	139,174
Property, plant, and equipment, net	72,852	203,919
Operating lease right-of-use asset	3,149	3,735
Intangible assets, net	32	73
Deferred tax assets	—	621
Other long-term assets	751	30,505
Total assets	$157,660	$378,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,568	$2,921
Accrued expenses	4,947	2,779
Operating lease liabilities, current	306	323
Notes payable, short-term	4,511	3,772
Convertible notes, net of issuance costs	14,970	—
Other liabilities, current	231	2,754
Total current liabilities	28,533	12,549
Earnout liability	24	2,486
Canadian Government Research and Development Program liability	16,776	14,399
Common stock warrants liability	167	4,566
Notes payable, long-term	4,386	1,730
Operating lease liabilities	3,533	3,858
Other liabilities, long-term	30	74
Total liabilities	53,449	39,662
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2025 and 2024	—	—
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 5,173,884 and 4,952,476, issued and outstanding as of December 31, 2025 and 2024, respectively (including 50,000 and 100,000, respectively, of Sponsor Vesting Shares)	15	15
Additional paid-in capital	402,378	393,186
Accumulated deficit	(287,825)	(38,127)
Accumulated other comprehensive loss	(10,357)	(16,709)
Total stockholders’ equity	104,211	338,365
Total liabilities and stockholders’ equity	$157,660	$378,027

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenues:
Products	$3,022	$9,222	$18,922	$31,279
Services	—	—	—	3
Total revenues	3,022	9,222	18,922	31,282
Cost of revenues (exclusive of depreciation and amortization shown separately below)	2,933	9,210	18,381	30,864
Operating expenses:
Research and development	3,842	3,216	13,749	18,554
General and administrative	9,158	10,155	39,074	40,766
Depreciation and amortization	2,843	2,769	11,175	10,715
Impairment of assets	178,816	76	195,636	15,246
Total operating expenses	194,659	16,216	259,634	85,281
Loss from operations	(194,570)	(16,204)	(259,093)	(84,863)
Other income (expenses):
Investment income	806	1,336	4,014	6,783
Interest expenses	(17)	(58)	(123)	(371)
Gain (loss) in fair value of derivatives	—	53	(15)	290
Gain (loss) in fair value of common stock warrants liability	351	(312)	4,399	(3,225)
Gain (loss) in fair value of earnout liability	—	1,698	2,462	(703)
Gain in fair value of convertible notes	5	—	5	—
Other (expenses) income, net	(339)	231	(726)	(939)
Total other income, net	806	2,948	10,016	1,835
Loss before income tax provision	(193,764)	(13,256)	(249,077)	(83,028)
Income tax provision	(364)	(266)	(621)	(669)
Net loss	(194,128)	(13,522)	(249,698)	(83,697)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(15)	(13)	679	2,197
Foreign currency translation adjustment	1,242	(9,267)	5,673	(12,974)
Total other comprehensive income (loss)	1,227	(9,280)	6,352	(10,777)
Total comprehensive loss	$(192,901)	$(22,802)	$(243,346)	$(94,474)
Net loss per share, basic	$(38.54)	$(2.82)	$(50.55)	$(17.54)
Net loss per share, diluted	$(38.54)	$(2.82)	$(50.55)	$(17.54)
Weighted-average common shares outstanding, basic	5,036,571	4,801,886	4,939,958	4,773,088
Weighted-average common shares outstanding, diluted	5,036,571	4,801,886	4,939,958	4,773,088

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(249,698)	$(83,697)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,175	10,715
Provision for credit losses	744	1,230
Stock-based compensation	8,914	10,080
Loss on reserves	—	639
Impairment of assets	195,636	15,246
Realized loss on marketable securities	228	946
Amortization of premium and discount of marketable securities, net	(139)	(190)
Change in fair value of derivative	15	(290)
Change in fair value of common stock warrants liability	(4,399)	3,225
Change in fair value of earnout liability	(2,462)	703
Change in fair value of convertible notes	(5)	—
Deferred tax provision	621	640
Other non-cash expenses	783	518
Changes in operating assets and liabilities:
Accounts receivable net and other receivables	5,810	(3,359)
Inventory	182	46
Prepaid expenses and other current assets	(272)	2,397
Other long-term assets	213	(4,750)
Accounts payable	(1,160)	373
Accrued expenses	1,529	(3,590)
Operating lease liabilities	(311)	(350)
Other liabilities, current	(154)	(1,362)
Other liabilities, long-term	(43)	—
Net cash used in operating activities	(32,793)	(50,830)
Cash flows from investing activities
Purchases of property, plant, and equipment	(30,207)	(8,953)
Proceeds from land held for sale	2,117	—
Proceeds from sale of property, plant, and equipment	341	—
Purchases of marketable securities	(1,067,964)	(1,817,317)
Sales of marketable securities	1,077,050	1,751,508
Maturities of marketable securities	17,595	103,321
Net cash (used in) provided by investing activities	(1,068)	28,559
Cash flows from financing activities
Payment of notes payable and other liabilities	(6,272)	(4,793)
Proceeds from convertible notes	15,000	—
Proceeds from Canadian Government Research and Development Program	1,678	8,097
Proceeds from exercise of stock options	253	252
Net cash provided by financing activities	10,659	3,556
Effects of foreign exchange rate changes on the balance of cash and cash equivalents held in foreign currencies	(182)	(480)
Net decrease in cash and cash equivalents	(23,384)	(19,195)
Cash and cash equivalents beginning of the period	56,307	75,502
Cash and cash equivalents end of the period	$32,923	$56,307

Origin Materials, Inc.
Reconciliation of GAAP and Non-GAAP Results

	Three Months Ended December 31, 2025		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Net loss	$(194,128)	$(13,522)	$(249,698)	$(83,697)
Stock-based compensation	2,100	2,369	8,914	10,080
Depreciation and amortization	2,843	2,769	11,175	10,715
Impairment of assets	178,816	76	195,636	15,246
Investment income	(806)	(1,336)	(4,014)	(6,783)
Interest expenses	17	58	123	371
(Gain) loss in fair value of derivatives	—	(53)	15	(290)
(Gain) loss in fair value of common stock warrants liability	(351)	312	(4,399)	3,225
(Gain) loss in fair value of earnout liability	—	(1,698)	(2,462)	703
Gain in fair value of convertible notes	(5)	—	(5)	—
Other expenses (income), net	339	(231)	726	939
Income tax provision	364	266	621	669
Cash severance	—	484	—	455
Adjusted EBITDA	$(10,811)	$(10,507)	$(43,368)	$(48,367)